Exhibit 99.1

22nd Century Announces $5.3 Million Registered Direct Offering Priced Above Market

Company Eliminates At-the-Market Offering Program

BUFFALO, N.Y., June 20, 2023 (GLOBE NEWSWIRE) -- 22nd Century Group, Inc. (Nasdaq: XXII), a leading biotechnology company dedicated to improving health with reduced nicotine tobacco, hemp/cannabis and hops advanced plant technologies, today announced that it has entered into definitive agreements with certain investors for the purchase and sale of 11.2 million shares of common stock and warrants at a price of $0.47 per share in a registered direct offering priced above market. Gross proceeds to the Company from the registered direct offering are expected to be $5.3 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for the continued commercial expansion of its VLN® reduced nicotine content tobacco cigarettes in additional markets, working capital related to its commercial activities and general corporate purposes.

“We have rapidly increased availability of our VLN® products to almost 1,100 stores across 14 states and counting over the past few weeks, with orders to exceed 2,500-plus stores in early July, and rapid growth above that figure for the rest of 2023,” said James A. Mish, Chief Executive Officer. “The store count trajectory is increasingly clear, with approximately 1,500 corporate stores at the #1 convenience store chain in the U.S. are coming online in early July, plus a growing list of that chain’s franchise locations across multiple states joining the launch on strong support from its franchise owners association and leadership. Further diversifying our store count, we have an expanding list of additional convenience, military and drug store chains already scheduling launch dates and markets throughout the rest of 2023. This rapid multi-state escalation means our working capital requirements are likewise accelerating quickly to support the continued success of the rollout, which we now expect will exceed our original 18 state target for 2023.”

Mish continued, “In addition, our GVB business continues to post record ingredient volumes, supporting improved operating results driven by gross profit from our new extraction facility, the return of gross profit from our in-house distillate production capability at our new Prineville location, and the onset of our new, multi-year vertically integrated license and distribution agreements with two major consumer brands, among other favorable gains in our hemp/cannabis business. We anticipate further gross profit increases in this business unit as the year advances, as well as additional license agreements and other growth drivers.”

“Putting all of these growth drivers together, 22nd Century is tracking to our full-year outlook of $105 to $110 million in sales, with higher revenue, improved gross profit and progressively better operating performance in the second half of 2023, ultimately leading to cash positive operations in 2024 as previously guided,” Mish concluded.

Regarding the offering, Mish stated, “We are grateful for the continued support of investors in bridging 22nd Century to our goal of cash positive operations. With our business at a key inflection point, they have committed to support the business as needed to ensure we achieve these important goals.”

The Special Equities Group, a division of Dawson James Securities Inc., acted as the sole placement agent for this transaction.

The Company has eliminated its at-the-market offering program.

As part of the transaction, the Company agreed to issue to the investors warrants to purchase up to 11.2 million shares of common stock. The warrants have an exercise price of $0.47 per share, are immediately exercisable and will expire five years following the date of issuance. In connection with the offering, the Company also agreed to reduce the exercise price on the previously issued 11.2 million warrants owned by the investors participating in the offering from $2.05 to $0.47. The remaining 5.9 million previously issued warrants were not repriced and remain at an exercise price of $2.05. The closing of the offering is expected to occur on or about June 22, 2023, subject to the satisfaction of customary closing conditions.

The securities are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 previously filed with the Securities and Exchange Commission, or the SEC, and declared effective by the SEC.   The offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC.  Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may contact investorrelations@xxiicentury.com for a copy of these documents or contact our principal executive offices at 500 Seneca Street, Suite 507, Buffalo, New York 14204, c/o Corporate Secretary, (716) 270-1523.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. In tobacco, hemp/cannabis and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps
Investor Relations
22nd Century Group
mkreps@xxiicentury.com
214-597-8200